Exhibit 99.1

              Deckers Outdoor Corporation Reports Record
                   Fourth Quarter Financial Results

     -- Company Reports Fourth Quarter Sales Increased 36.7% to a
                      Record of $124.4 Million --

    -- Fourth Quarter Preliminary Diluted EPS Increased 93.6% to a Record of $1.82, Excluding Expected Non-Cash Charge Related to
                   Write-Down of Intangible Asset --


    GOLETA, Calif.--(BUSINESS WIRE)--Feb. 27, 2007--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced preliminary financial results for the fourth quarter and fiscal year ended December 31, 2006.

    The following results and accompanying condensed consolidated balance sheets and statements of income (unaudited) are presented on a GAAP basis excluding an expected non-cash impairment charge discussed below and its related tax benefit.

    Fourth Quarter Highlights

    --  Net sales increased 36.7% to $124.4 million versus $91.0 million last year; ahead of previous guidance range of $107.0 million to $110.0 million.

    -- Gross margin increased 790 basis points to 48.5% compared to 40.6% a year ago.

    -- Preliminary diluted EPS increased 93.6% to $1.82 versus $0.94 last year; ahead of previous guidance range of $1.27 to $1.30.

    Fiscal 2006 Highlights

    --  Net sales increased 15.0% to $304.4 million versus $264.8 million in 2005; ahead of previous guidance range of $287.0 million to $290.0 million.

    -- Gross margin increased 430 basis points to 46.4% compared to 42.1% last year.

    -- Preliminary diluted EPS increased 33.1% to $3.30 versus $2.48 in 2005; ahead of previous guidance range of $2.75 to $2.78.

    -- Cash and short-term investments increased to $98.9 million compared to $53.2 million a year ago.

    -- Inventories decreased to $32.4 million versus $33.4 million last year.

    Deckers also announced that it recently conducted its annual impairment evaluation of the intangible assets on its balance sheet. Based on preliminary results, the Company expects to record a non-cash, pre-tax charge in the fourth quarter in the range of $14 million to $16 million, reflecting the write-down of the intangible asset related to Teva's trademarks. The exact amount of the charge will be recorded when the Company completes its analysis and files its Form 10-K with the Securities & Exchange Commission on or prior to March 16, 2007.

    Angel Martinez, President and Chief Executive Officer, stated, "Our fourth quarter was highlighted by strong full price selling of our entire UGG(R) Brand fall collection throughout the holiday season and across the country which, combined with a meaningful reorder business, allowed us to once again exceed expectations. We are very pleased with our recent performance, particularly our top and bottom line growth. We achieved some key milestones in 2006 including surpassing the $300 million mark in sales, generating more than $3.00 in diluted earnings per share on an operational basis, and finishing the year with nearly $100 million in cash and short term investments on our balance sheet. Throughout the past twelve months we took a number of important steps to better position our Company for the future. And as we enter the new year, we are committed to further investing in all three of our brands, evolving our growth strategy, and fully maximizing the many opportunities that still exist going forward."

    Segment Summary

    Teva(R)

    Teva Brand net sales for the fourth quarter increased 15.5% to $13.0 million compared to $11.3 million for the same period last year. Sales of Teva products were driven by solid sell-through of fall product and pull-forwards on several spring 2007 models. For the full year, Teva product sales decreased 5.6% to $80.5 million compared to $85.2 million in the prior year.

    UGG(R)

    UGG Brand net sales for the fourth quarter increased 40.1% to $109.9 million versus $78.5 million for the same period a year ago. Consumer demand for the entire women's, men's, and kids' fall collection, including boots, slippers, casuals, fashion and surf contributed to the UGG Brand's better than expected performance. For the full year, UGG Brand sales increased 23.2% to a record $211.5 million versus $171.6 million in 2005.

    Simple(R)

    Simple Brand net sales increased 18.8% to $1.5 million for the fourth quarter compared to $1.2 million for the same period last year. Simple product sales were on-plan for the quarter, with Green Toe(R) product sales continuing to gain traction and further solidifying the brand's leadership position in sustainable footwear. For the full year, the Simple Brand's sales increased 58.01% to $12.5 million compared to $7.9 million a year ago.

    Consumer Direct

    Sales for the Consumer Direct business, which are included in the brand sales numbers above, increased 28.4% to $19.5 million compared to $15.2 million for the same period a year ago. Results for the fourth quarter of 2006 include sales from the Company's new UGG Brand flagship store in New York City and two new retail outlet stores in Wrentham, MA and Riverhead, NY, which were not in operation in the fourth quarter of 2005.

    Full-Year 2007 Outlook

    -- The Company reiterated its full year revenue growth target of approximately 15%.

    -- The Company also introduced its full year diluted earnings per share target of approximately 5% growth over 2006 before the impairment charge. It is important to note, that the fiscal 2006 gross margin of 46.4% was above normal due primarily to labor and material cost containment. The Company expects gross margin to return to a more normalized level of approximately 44% in fiscal 2007.

    -- Fiscal 2007 guidance includes approximately $4.3 million of stock compensation expense.

    First Quarter Outlook

    The Company currently expects first quarter 2007 revenue to increase approximately 15% and diluted earnings per share to increase approximately 15% over 2006.

    The Company's conference call to review fourth quarter and fiscal 2006 results will be broadcast live over the Internet today, Tuesday, February 27, 2007 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva(R), Simple(R), UGG(R), and Green Toe(R) are registered trademarks of Deckers Outdoor Corporation.

    This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; our ability to implement our growth strategy; the success of our customers and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; the risk of losing key personnel; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 which we filed with the Securities and Exchange Commission on March 9, 2006. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.


                          (Tables to follow)

                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)
                        (Amounts in thousands)


                                             December 31, December 31,
      Assets                                    2006         2005
                                             ------------ ------------

Current assets:
   Cash and cash equivalents                $     34,255       50,749
   Short-term investments                         64,637        2,500
   Trade accounts receivable, net                 49,571       39,683
   Inventories                                    32,375       33,374
   Prepaid expenses and other current assets       2,199        1,364
   Deferred tax assets                             4,714        5,949
                                             ------------ ------------
     Total current assets                        187,751      133,619

Property and equipment, at cost, net               7,770        4,711
Intangible assets, less applicable
 amortization                                     69,699       70,009
Other assets                                          54           52
                                             ------------ ------------

                                            $    265,274      208,391
                                             ============ ============

      Liabilities and Stockholders' Equity

Current liabilities:
   Trade accounts payable                   $     21,053       14,506
   Accrued expenses                                7,204        4,860
   Income taxes payable                            7,586        7,133
                                             ------------ ------------
     Total current liabilities                    35,843       26,499
                                             ------------ ------------

Deferred tax liabilities-noncurrent                4,241        4,337

Stockholders' equity:
   Common stock                                      126          124
   Additional paid-in capital                     81,761       76,788
   Retained earnings                             142,910      100,436
   Accumulated other comprehensive income            393          207
                                             ------------ ------------
     Total stockholders' equity                  225,190      177,555
                                             ------------ ------------

                                            $    265,274      208,391
                                             ============ ============


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
             Condensed Consolidated Statements of Income
                             (Unaudited)
          (Amounts in thousands, except for per share data)


                           Three-month period ended    Year ended
                                 December 31,         December 31,
                           -------------------------------------------
                               2006        2005      2006      2005
                            ----------- ----------- -------- ---------

Net sales                  $   124,376      90,963  304,423   264,760
Cost of sales                   64,091      54,047  163,224   153,238
                            ----------- ----------- -------- ---------
    Gross profit                60,285      36,916  141,199   111,522

Selling, general and
 administrative expenses        23,305      17,742   73,989    59,254
                            ----------- ----------- -------- ---------
    Income from operations      36,980      19,174   67,210    52,268

Other (income) expense
    Interest, net                 (432)        (75)  (2,372)       29
    Other                          (12)         (1)       1        (4)
                            ----------- ----------- -------- ---------
Income before income taxes      37,424      19,250   69,581    52,243

Income taxes                    13,929       7,174   27,107    20,398
                            ----------- ----------- -------- ---------

Net income                 $    23,495      12,076   42,474    31,845
                            =========== =========== ======== =========

Net income per share:
    Basic                  $      1.87        0.97     3.39      2.58
    Diluted                       1.82        0.94     3.30      2.48
                            =========== =========== ======== =========

Weighted-average shares:
    Basic                       12,565      12,406   12,519    12,349
    Diluted                     12,922      12,900   12,882    12,866
                            =========== =========== ======== =========

    CONTACT: Deckers Outdoor Corporation
             Zohar Ziv, 805-967-7611
             Chief Financial Officer and Executive Vice
             President of Finance and Administration
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon Frey, 203-682-8200